                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      CYBEX COMPUTER PRODUCTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 [CYBEX LOGO]

                              4912 RESEARCH DRIVE
                           HUNTSVILLE, ALABAMA 35805

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 June 25, 1997

TO THE SHAREHOLDERS:

     The annual meeting of shareholders of Cybex Computer Products Corporation (the "Company") will be held at the Holiday Inn, Research Park, 5903 University Dr., N.W., Huntsville, Alabama 35806, on the 29th day of July, 1997, at 10:30 A.M. (local time), for the following purposes:

          (1) To elect a Board of Directors to serve until the next annual meeting or until their successors are duly elected.

          (2) To consider and act upon a proposal to amend the Company's 1995 Employee Stock Option Plan to increase the number of shares of the Company's common stock, $.001 par value per share, reserved for issuance thereunder from 281,250 to 581,250.

          (3) To consider and act upon a proposal to ratify the engagement of the accounting firm of Coopers & Lybrand L.L.P. as independent public accountants for the current fiscal year.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     We hope you will attend the meeting and take an active part in it. Details concerning those matters to come before the meeting are set forth in the accompanying proxy statement for your inspection. Whether you plan to attend the meeting or not, please execute the enclosed proxy and return it in the return envelope which is enclosed for your convenience.

     The annual report of your Company for the fiscal year ended March 31, 1997, is enclosed. We hope you will find it informative.

     Pursuant to a resolution adopted by the Board of Directors of the Company, the close of business on June 16, 1997, has been fixed as the date for determination of shareholders entitled to notice of this meeting and to vote at the meeting.

                                          /s/ REMIGIUS G. SHATAS
                                          Remigius G. Shatas,
                                          Secretary

                                          BY ORDER OF THE BOARD OF DIRECTORS

Dated June 25, 1997.

                                 [CYBEX LOGO]
June 25, 1997

                              4912 RESEARCH DRIVE
                           HUNTSVILLE, ALABAMA 35805

                         ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 29, 1997

                                PROXY STATEMENT

                                  INTRODUCTION

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cybex Computer Products Corporation ("Cybex" or the "Company") to be voted at the annual meeting of shareholders to be held at the Holiday Inn, Research Park, 5903 University Dr., N.W., Huntsville, Alabama 35806, on July 29, 1997 at 10:30 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders on or about June 25, 1997.

     If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions given by the shareholder, and if no instructions are given, will be voted (a) FOR the election as directors of the nominees as listed and described in this Proxy Statement, (b) FOR an amendment to the Company's 1995 Employee Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder from 281,250 to 581,250, (c) FOR the ratification of the engagement of the firm of Coopers & Lybrand L.L.P. as independent auditors for the current fiscal year, and (d) FOR the recommendations of the Board of Directors on any other proposal that may properly come before the meeting. The persons named as proxies in the enclosed form of proxy were selected by the Company's Board of Directors.

     Please sign and return the proxy in the enclosed return envelope so the Common Stock you own will be voted in accordance with your wishes. Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies, which is expected to be nominal. This proxy must be returned by July 28, 1997.

PROXY IS REVOCABLE

     If, after you send in your proxy you desire to revoke your proxy for any reason, you may do so by giving notification of such intent to Remigius G. Shatas, the Secretary of the Company, in writing at any time prior to the commencement of this annual meeting. Also, your proxy may be revoked by submitting a later-dated proxy or by attending the meeting and voting in person. Unmarked proxies received by the Company will be voted in favor of each of the proposals herein specified and as directed by the attorneys-in-fact as to any other matter which may come before the meeting.

DATE OF RECORD

     The close of business on June 16, 1997, has been set as the record date for the purpose of determining shareholders entitled to notice and to vote at the annual meeting. Each share of Common Stock is entitled to one vote on all matters.

OUTSTANDING SECURITIES

     On June 20, 1997, the Company had authorized 30,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), of which 5,434,383 were issued and outstanding and entitled to vote. The Common Stock is the Company's only outstanding voting stock.

BUSINESS TO BE CONSIDERED AT ANNUAL MEETING OF SHAREHOLDERS

     It is expected that the following business will be considered and action taken thereon at the annual meeting:

        (1) The election of a Board of Directors to serve until the next annual meeting or until their successors are duly elected;

        (2) A proposal to amend the Company's 1995 Employee Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder from 281,250 to 581,250;

        (3) A proposal to ratify the engagement of the accounting firm of Coopers & Lybrand L.L.P. as independent public accountants for the current fiscal year; and

        (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

SHAREHOLDERS LIST

     A complete list of the shareholders entitled to vote at the annual meeting of shareholders to be held on July 29, 1997, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a shareholder, and at all times during the annual meeting at the place of the meeting.

                         ELECTION OF BOARD OF DIRECTORS

INTRODUCTION

     A Board of Directors consisting of no less than three and no more than 15 persons is authorized by the Company's bylaws. As provided in the Company's Bylaws, the Board of Directors has fixed at five (5) the present number of members to serve on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named. The five (5) nominees receiving the highest number of votes at the annual meeting will be elected as directors. Abstentions and broker non-votes will not affect the tally of votes cast in the election. (A non-vote occurs when a broker, or other fiduciary, holding shares for a beneficial owner votes on one proposal but lacks authority from the owners to vote on another proposal.) The present Board of Directors consists of five
(5) members, all of whom are nominees for election to the Board of Directors at this meeting. All five of the present Directors were elected to the Board of Directors of the Company during 1996 by the shareholders. Each nominee for the Board of Directors has expressed the willingness to serve as a Director during the coming year. Each Director elected to the Board of Directors at this meeting will serve for a term of one year or until a successor is duly elected and qualified.

     Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, the current Board of Directors will determine how the proxies will be voted.

NOMINEES

     The following table sets forth for each nominee for election as a Director, the name, age, principal occupation or employment of such individual for the past five years, and the year in which each became a Director:

                                                                                       SERVED AS
                                                                                       DIRECTOR
    NAME OF NOMINEE      AGE        PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS         SINCE
    ---------------      ---        --------------------------------------------       ---------
Stephen F. Thornton      57    Chairman of the Board of Directors since 1987;            1984
                               President and Chief Executive Officer of the Company
                               since 1984.
Remigius G. Shatas       49    Senior Vice President, Chief Technical Officer and        1981
                               Secretary of the Company since 1995; Chief Technical
                               Officer, Secretary and Treasurer of the Company from
                               1984 to 1995.
David S. Butler          55    President of Electronic Manufacturer's Agents, a          1984
                               manufacturer's representative, since 1974.
Oscar L. Pierce          65    Retired as a Vice President of Universal Data Systems,    1988
                               Inc. in 1985.
Douglas E. Pritchett     41    Chief Financial Officer of Barber Dairies, Inc. since     1995
                               1992; Partner, Coopers & Lybrand L.L.P. from 1987 to
                               1992.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During the last fiscal year, the Board of Directors met on four (4) occasions. All Directors were present at all Board and committee meetings on which such Board member served.

     The Company has an Audit Committee consisting of Douglas E. Pritchett, Oscar L. Pierce and David S. Butler which met on one (1) occasion during the fiscal year ended March 31, 1997. The purpose of the Audit Committee is to advise the Board of Directors with respect to the scope of the annual audit and with respect to any recommendations made by the auditors of the Company concerning the internal accounting controls of the Company, monitoring the Company's financial policies and control procedures, monitoring the non-audit services provided by the Company's auditors and reviewing all potential conflict of interest situations.

     The Company has a Compensation Committee consisting of David S. Butler, Oscar L. Pierce and Douglas E. Pritchett, which met on three (3) occasions during the fiscal year ended March 31, 1997. The purpose of the Compensation Committee is to review and approve salaries and benefits for the executive officers of the Company and to administer the 1995 Employee Stock Option Plan of the Company. The Company does not have a Nominating Committee.

COMPENSATION OF DIRECTORS

     No employee of the Company who is a member of the Board of Directors receives compensation for serving as such. Messrs. Butler, Pierce and Pritchett received $5,000 as annual compensation in Fiscal 1997 for serving on the Board of Directors. Mr. Pritchett also received $5,000 in Fiscal 1997 as compensation for serving as chairman of the Audit Committee. All directors are eligible to receive reimbursement of travel expenses incurred in attending Board of Directors and committee meetings.

     During Fiscal 1997, options to purchase shares of the Company's Common Stock were granted to each of the three (3) outside directors: David S.
Butler -- 2,500 shares at an exercise price of $16.50 per share; Oscar L. Pierce -- 2,500 shares at an exercise price of $16.50 per share; and Douglas E. Pritchett -- 7,500 shares at an average exercise price of $16.83 per share.

OFFICERS

     The offices held by Stephen F. Thornton and Remigius G. Shatas are designated in the Nominees chart appearing on page 3 of this Proxy Statement. Robert R. Asprey, age 46, has been employed by the Company since 1986 and was elected Vice President of the Company in 1986, Senior Vice President-Engineering and Director of Engineering of the Company in 1995 and Senior Vice President, Chief Scientist of the Company in 1997. Doyle C. Weeks, age 51, has been employed by the Company since 1995 and was elected Senior Vice President-Finance, Chief Financial Officer and Treasurer of the Company in 1995. Mr. Weeks served as Vice President-Finance, Chief Financial Officer and Treasurer of Phoenix Microsystems, Inc. from 1985 to 1994 and was elected to the Board of Directors in 1994. Beginning in 1991, Mr. Weeks also served as Secretary of Phoenix Microsystems and as Vice President-Finance and Administration, and Secretary and Treasurer of TxPort, Inc., both of which manufactured telecommunications test equipment and transmission equipment. R. Byron Driver, age 56, has been employed by the Company since 1992 and was elected Senior Vice President-Operations and Chief Operating Officer in 1995. From 1985 to 1992, he was vice president of Astrocom Corporation, a data communications company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL OF THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS.

             PROPOSED AMENDMENT TO 1995 EMPLOYEE STOCK OPTION PLAN

     The Company maintains the 1995 Employee Stock Option Plan (the "Plan"), which provides that 281,250 shares of the Company's Common Stock, $.001 par value, may be issued pursuant to the exercise of options granted under the Plan to officers and employees of the Company. As of March 31, 1997, there were 281,250 shares of the Company's authorized but unissued Common Stock reserved for grants of stock options to officers and employees, of which options for 180,125 shares had been granted, leaving 102,025 shares available for the future grant of options. On April 28, 1997, the Board of Directors approved the grant of an additional 93,500 stock options to employees of the Company, leaving as of the date hereof 8,525 shares available for future grant of options under the Plan. The Board of Directors also approved on April 28, 1997, an amendment to the Plan which increased the number of shares reserved for issuance thereunder to officers and employees to 581,250 shares, an increase of 300,000 shares. As of March 31, 1997, all active, full-time employees of the Company were eligible to participate in the Plan.

     The Company's Compensation Committee administers the Plan and nominates officers, directors and employees to whom options are to be granted by the Board of Directors. The exercise price and vesting schedule for option grants are established at the time of grant by the Compensation Committee, in its sole discretion. Generally the exercise price is the market value of the Company's Common Stock on the grant date and the term is ten (10) years. Options granted under the Plan are intended to be either "non-qualified stock options" or "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is not a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code, nor is the Plan an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     An optionee will recognize no taxable income upon the grant of an incentive stock option or upon the grant of a non-qualified stock option. With respect to incentive stock options (i) no taxable income will be realized by an optionee upon the exercise of the incentive stock option (except as may be incurred under the "minimum tax for tax preferences" provisions of the Code), provided that at all times during the period beginning with the date of the granting of the incentive stock option and ending on the day three (3) months before the date of such exercise, such individual was an employee of the Company; (ii) the optionee, upon the disposition of the shares acquired upon such exercise, will realize capital gains or losses, rather than ordinary income or loss, in the amount of the difference between the option price and the sale price, provided the optionee satisfies the holding period required in Section 422 of the Code; and (iii) the Company will not be allowed any deduction for federal income tax purposes with respect to the shares issued upon the exercise of the incentive stock options.

     Upon the exercise of a non-qualified option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the exercise price paid for the shares pursuant to the option. The optionee's tax basis for the Common Stock acquired upon exercise of a nonqualified option will be increased by the amount of such taxable income. the Company will be entitled to a federal income tax deduction in an amount equal to such excess, provided the Company complies with the applicable withholding rules.

     The affirmative vote of the holders of a majority of the shares present (or represented) and entitled to vote at the meeting is required for approval of the proposed amendment to the Plan. For purposes of the vote on the proposed amendment, abstentions will have the same effect as votes against the proposed amendment, and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. (Both abstentions and broker non-votes will count toward the presence of a quorum at the annual meeting.)

     As of June 20, 1997, the market value of the Common Stock of the Company was $18 1/8 per share.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ADOPTION OF THIS PROPOSAL.

                             SELECTION OF AUDITORS

     Coopers & Lybrand L.L.P., independent certified public accountants, have performed an audit of the financial statements of the Company for the fiscal year ended March 31, 1997. Services provided by Coopers & Lybrand L.L.P. included work related to the audit of the annual financial statements of the Company, reviews of unaudited quarterly financial information and filings with the Securities and Exchange Commission, and preparation of state and federal income tax returns.

     Coopers & Lybrand L.L.P., 1901 Sixth Avenue North, 1600 AmSouth Harbert Plaza, Birmingham, Alabama 35203, is recommended for selection as the independent certified public accountant of the Company for the current fiscal year. A representative of Coopers & Lybrand L.L.P. is expected to attend this meeting. He will be afforded the opportunity to make a statement if he desires, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, Management knows of no other business which will be presented for consideration at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to ownership of shares of the Company's Common Stock as of June 20, 1997, by (i) each of the Company's directors; (ii) the Company's chief executive officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 in Fiscal 1997 (the "Named Executive Officers"), (iii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, and (v) all directors and executive officers (including the Named Executive Officers) of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                 STOCK BENEFICIALLY OWNED
                                ---------------------------
NAME AND ADDRESS                # OF SHARES(1)   % OF CLASS
----------------                --------------   ----------
Stephen F. Thornton                 592,237(1)      10.9%
4912 Research Drive
Huntsville, Alabama 35805
Remigius G. Shatas                  421,685(2)       7.8%
4912 Research Drive
Huntsville, Alabama 35805
Robert R. Asprey                    277,875(3)       5.1%
4912 Research Drive
Huntsville, Alabama 35805
Oscar L. Pierce                     211,700(4)       3.9%
David S. Butler                     119,765(5)       2.2%
R. Byron Driver                      43,925(6)         *
Doyle C. Weeks                       14,650(7)         *
Douglas E. Pritchett                 11,000(8)         *
All executive officers and
directors as a group (8
persons)                          1,692,837(9)      31.2%

---------------

(1) Includes (i) 322,862 shares owned directly by Stephen F. Thornton (of which 3,000 shares are represented by options exercisable by him within sixty days under the Company's Employee Stock Option Plan); (ii) 117,375 shares owned by Judy Thornton, his wife; and (iii) 152,000 shares held by the Thornton Family Limited Partnership, of which Mr. Thornton is a general partner and as to which he may be deemed to share voting and investment power.

(2) Includes (i) 296,935 shares owned directly by Remigius G. Shatas (of which 2,500 shares are represented by options exercisable by him within sixty days under the Company's Employee Stock Option Plan); (ii) 2,250 shares owned by his wife; (iii) 22,500 shares held in the name of his minor child; and (iv) 100,000 shares held by Shatas Partners, Ltd., of which Mr. Shatas is a general partner and as to which he may be deemed to share voting and investment power.

(3) Includes 277,875 shares owned directly by Robert R. Asprey (of which 2,500 shares are represented by options exercisable within sixty days by him under the Company's Employee Stock Option Plan).

(4) Includes 211,700 shares owned directly by Oscar L. Pierce (of which 50,000 shares are represented by options exercisable within sixty days by him under the Company's Outside Director Stock Option Plan).

(5) Includes (i) 92,015 shares owned directly by David S. Butler (of which 10,625 shares are represented by options exercisable within sixty days by him under the Company's Employee Stock Option Plan); (ii) 11,500 shares held by him in his 401(k) Plan; (iii) 15,125 shares owned by his wife; and (iv) 1,125 shares held in the name of his minor child, as to which he may be deemed to share voting and investment power.

(6) Includes (i) 43,875 shares owned directly by R. Byron Driver (of which 16,875 shares are represented by options exercisable within sixty days by him under the Company's Employee Stock Option Plan), and (ii) 50 shares owned by his wife.

(7) Includes (i) 14,650 shares owned directly by Doyle C. Weeks (of which 12,500 shares are represented by options exercisable within sixty days by him under the Company's Employee Stock Option Plan), and (ii) 1,650 shares held by him in his IRA.

(8) Includes 11,000 shares owned directly by Douglas E. Pritchett (of which 10,000 shares are represented by options exercisable within sixty days by him under the Company's Outside Director Stock Option Plan).

(9) Includes 108,000 shares represented by options exercisable within sixty (60) days under the Company's employee and outside director stock option plans.

     Oscar L. Pierce is the brother-in-law of Stephen F. Thornton. These two individuals beneficially own, in the aggregate, 803,937 shares (of which 53,000 shares are represented by options exercisable within sixty days under the Company's Employee Stock Option Plan and/or the Outside Directors Stock Option
Plan), constituting approximately 14.8% of the total outstanding Common Stock of the Company.

     As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that during Fiscal 1997 no directors filed untimely reports on transactions in the Company's Common Stock.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table is a summary of certain information concerning the compensation earned by the Company's chief executive officer and each of the other four most highly compensated executive officers during the last three fiscal years.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                                         ANNUAL              NO. OF
                                                      COMPENSATION         SECURITIES
                                                  --------------------     UNDERLYING        ALL OTHER
             NAME/POSITION                YEAR     SALARY      BONUS        OPTIONS       COMPENSATION(1)
             -------------                ----    --------    --------    ------------    ---------------
Stephen F. Thornton, Chairman of the      1997    $160,150    $ 32,000     15,000               $5,416
Board, CEO and President                  1996     154,000      11,399        0                  5,021
                                          1995     150,000     108,262(2)     0                  3,487
Remigius G. Shatas, Senior Vice           1997     135,150      27,000     12,500                3,159
President, Chief Technical Officer        1996     129,942       9,475        0                  3,085
and Secretary                             1995     125,773     105,545(3)     0                  2,061
Robert R. Asprey, Senior Vice             1997     120,150      18,000     12,500                2,148
President, Chief Scientist                1996     115,371       8,411        0                  2,572
                                          1995     111,505     102,014(4)     0                  1,966
R. Byron Driver, Senior Vice              1997     105,150      10,500        0                  1,610
President - Operations and Chief          1996     102,450       7,468        0                  2,086
Operating Officer                         1995      99,122      35,084(5)     0                  1,055
Doyle C. Weeks, Senior Vice               1997     105,150      25,500     10,000                2,688
President - Finance, Chief Financial      1996     100,939      22,506     10,000                2,599
Officer and Treasurer                     1995      12,000       2,177     33,750                  -0-

---------------

(1) The amounts listed in this column represent for 1997, and 1996 and 1995, respectively: (i) employer contributions to Section 401(k) Plan: Stephen F. Thornton, $2,573, $2,178, and $2,442; Remigius G. Shatas, $2,045, $1,971,
    and $2,061; Robert R. Asprey, $996, $1,460, and $1,966; R. Byron Driver, $530, $1,036, and $1,055; and Doyle C. Weeks, $1,608, $1,627, and $0; (ii)
    life insurance premiums: Stephen F. Thornton, $2,269, $2,269, and $1,045; Remigius G. Shatas, $540, $540, and $0; Robert R. Asprey, $578, $538, and $0; R. Byron Driver, $506, $478, and $0; and Doyle C. Weeks, $506, $432, and $0; and

    (iii) disability insurance premiums: Stephen F. Thornton, $574, $574, and $0; Remigius G. Shatas, $574, $574, and $0; Robert R. Asprey, $574, $574, and $0; R. Byron Driver, $574, $572, and $0; and Doyle C. Weeks, $574, $540, and $0.

(2) Includes a one-time extraordinary bonus of $60,000 paid to Mr. Thornton to compensate him for past service to the Company when he was undercompensated, and a one-time bonus of $10,427, which the Company paid in lieu of a Section 401(k) plan contribution for Fiscal 1994.

(3) Includes a one-time extraordinary bonus of $60,000 paid to Mr. Shatas to compensate him for service to the Company when he was undercompensated, and a one-time bonus of $9,494, which the Company paid in lieu of a 401(k) plan contribution for Fiscal 1994.

(4) Includes a one-time extraordinary bonus of $60,000 paid to Mr. Asprey to compensate him for past service to the Company when he was undercompensated, and a one-time bonus of $8,365, which the Company paid in lieu of a 401(k) plan contribution for Fiscal 1994.

(5) Includes a one-time bonus of $4,803 paid to Mr. Driver, which the Company paid in lieu of a 401(k) plan contribution for Fiscal 1994.

     Stock Option Grants. The following table sets forth certain information concerning individual grants of stock options made during Fiscal 1997 to each of the Named Executive Officers:

                                                                                      POTENTIAL REALIZABLE
                                              % OF TOTAL                                VALUE AT ASSUMED
                                               OPTIONS      EXERCISE                  ANNUAL RATES OF STOCK
                                   OPTIONS    GRANTED TO     OR BASE                 PRICE APPRECIATION FOR
                                   GRANTED   EMPLOYEES IN     PRICE     EXPIRATION       OPTION TERMS(2)
              NAME                 (#)(1)    FISCAL YEAR    ($/SHARE)      DATE        5%($)        10%($)
              ----                 -------   ------------   ---------   ----------   ----------   ----------
Stephen F. Thornton                15,000        15.8         18.15      4/28/06        130,950      369,750
Remigius G. Shatas                 12,500        13.2         16.50      4/28/06        129,750      328,750
Robert R. Asprey                   12,500        13.2         16.50      4/28/06        129,750      328,750
Doyle C. Weeks                     10,000        10.5         16.50      4/28/06        103,800      263,000

---------------

(1) All options outstanding were issued under the Company's 1995 Employee Stock Option Plan. Options are exercisable 20% per year commencing on the first anniversary date of the grant date.

(2) Based upon the market price on the date of grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     Option Exercises and Year-End Values. The following sets forth certain information concerning the exercise of stock options during Fiscal 1997 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

                                                             NUMBER OF                     VALUE OF
                                                            SECURITIES      NUMBER OF     UNEXERCISED
                                                            UNDERLYING     SECURITIES       IN-THE-       VALUE OF
                                                            UNEXERCISED    UNDERLYING        MONEY       UNEXERCISED
                                     SHARES                 OPTIONS AT     UNEXERCISED    OPTIONS AT    IN-THE-MONEY
                                    ACQUIRED      VALUE       FY-END       OPTIONS AT       FY-END       OPTIONS AT
                                   ON EXERCISE   REALIZED       (#)        FY-END (#)         ($)        FY-END ($)
              NAMES                    (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              -----                -----------   --------   -----------   -------------   -----------   -------------
Stephen F. Thornton                     0           0          3,000         12,000               0               0
Remigius G. Shatas                      0           0          2,500         10,000               0               0
Robert R. Asprey                        0           0          2,500         10,000               0               0
Doyle C. Weeks                          0           0         17,500         36,250         161,437         242,156
R. Byron Driver                         0           0         16,875              0         201,796               0

     401(k) Retirement Plan. The Company maintains a retirement plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "KPlan"), which requires, subject to certain limited exceptions, three months of service and a minimum of 1,000 hours worked annually to become a participant in the KPlan. The Company will match 25% of an employee's contributions up to 6% of the employee's compensation. The Company's expense for matching contributions totaled $31,571, $32,353 and $52,623 for Fiscal 1995, Fiscal 1996, and Fiscal 1997, respectively.

     The Company may make discretionary contributions to the KPlan in an amount determined annually by the Board of Directors. The Company elected to make discretionary contributions to the KPlan of $228,842, none, and none for Fiscal 1995, Fiscal 1996, and Fiscal 1997, respectively. Company contributions are allocated to each participant on the basis of compensation. Participants may make contributions to the Plan on a payroll deduction basis, and the Company may make matching contributions on behalf of each participant. A separate salary reduction account and matching employer contribution account are maintained for each participant. All accounts are vested at retirement, death, or disability. Upon any other termination of employment, matching and discretionary contributions are vested after the fifth year of service. Subject to certain restrictions and tax penalties, participants may make early withdrawals from their salary reduction accounts.

EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS

     Employment Agreements. The executive officers of the Company are parties to Employment and Noncompetition Agreements ("Employment Agreements"). Each Employment Agreement is effective as of April 1, 1995, and has a five-year term that is automatically extended on April 1 of each year thereafter for one additional year. Under each Employment Agreement, the employee receives an annual base salary, subject to annual increases at the discretion of the Compensation Committee (not less than the annual cost of living increase percentage), and is entitled to receive an annual bonus at the discretion of the Compensation Committee and to participate in the Company's 1995 Employee Stock Option Plan and all other benefit programs generally available to executive officers of the Company.

     Under the terms of the Employment Agreements, Messrs. Thornton, Shatas and Asprey have each agreed that during the term of his employment with the Company and for a term of 18 months thereafter, he will not compete, without the prior written consent of the Company, with the Company by engaging in any capacity in any business which is competitive with the business of the Company. Messrs. Weeks and Driver have agreed not to compete with the Company for a period of 12 months after termination of employment with the Company.

     Under the terms of the Employment Agreements, the Company may terminate an executive's employment for "cause," which includes acts of (i) willful dishonesty, fraud, or deliberate injury or attempted injury to the Company or
(ii) the executive's willful material breach of the Employment Agreement which has resulted in material injury to the Company, in which event, the executive shall receive salary, bonus, and other benefits through the date of termination. Under the terms of the Employment Agreements, if a participating executive is terminated by the Company without cause, he is entitled to receive his accrued salary, earned bonus and other benefits through the date of termination. In addition, each of Messrs. Thornton, Shatas and Asprey would receive severance compensation equal to his base salary for a period of 18 months following the date of termination and an amount equal to his average annual bonus during the two years immediately preceding his termination. Messrs. Driver and Weeks would each receive severance compensation equal to his base salary for a period of six months following the date of termination and an amount equal to one-half his average annual bonus during the two years immediately preceding his termination. At the executive officer's election, he may receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day Treasury bill interest rate in effect on the date of delivery of such election notice). The executive officers are also entitled to accelerated vesting of any award granted under the 1995 Employee Stock Option Plan upon termination without cause.

     If a "change-in-control" (acquisition of 20% or more of the Common Stock without approval by the Board of Directors of the Company) occurs, each executive officer may terminate his Employment Agreement and receive the severance compensation described above.

     The Company has agreed to indemnify each executive officer under his Employment Agreement for certain liabilities arising from actions taken by the executive officer within the scope of his employment.

Confidentiality Agreements. Each employee of the Company, including the executive officers, have signed nondisclosure agreements pursuant to which each has agreed not to disclose any of the Company's confidential information and to assign to the Company any rights he or she may have in any design, invention, software, process, trade secret, or intellectual property that relates to or resulted from work performed at the Company.

COMPENSATION COMMITTEE REPORT

Introduction. This report of the Compensation Committee of the Board of Directors discusses the compensation policies and the basis for the compensation paid to the Company's executive officers and to the Company's Chief Executive Officer, Stephen F. Thornton, during the fiscal year ended March 31, 1997.

     The Company's policy with respect to executive compensation has been designed to (1) adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company, (2) reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term shareholder value of the Company; and (3) align the interest of executive officers with those of the Company's shareholders with respect to short-term operating results and long-term increases in the price of the Company's Common Stock.

     The components of compensation paid to executive officers consist of (1) base salary, (2) incentive compensation in the form of an annual bonus, (3) options awarded by the Company under the 1995 Employee Stock Option Plan, (4) amounts paid on behalf of executives under the Company's Section 401(k) plan and
(5) certain other benefits provided to executive officers.

     The Compensation Committee establishes the general compensation policy for the Company and has the responsibility for approving cash compensation and increases in compensation paid to executive officers of the Company. The Compensation Committee also administers the Company's 1995 Employee Stock Option Plan. The Compensation Committee selects the individuals who will be awarded options under the 1995 Employee Stock Option Plan and determines the timing, pricing and amounts of options granted under the Plan, each in accordance with the terms of the Plan. The Compensation Committee consists of three non-employee directors of the Company. The Board of Directors of the Company is responsible for determining annual contributions by the Company under the Company's Section 401(k) plan.

     The Company's executive compensation program has historically emphasized the use of incentive based compensation to reward members of senior management for the achievement of short-term operating goals and for increasing the long-term shareholder value of the Company, and the Compensation Committee intends to continue that policy. Annual bonus payments are discretionary and are related primarily to the operating performance of the Company, in general, and the executive, in particular. The Company has also utilized stock options in the past to motivate a substantial number of employees, including the executive officers, and to reward such employees for increases in the price of the Company's Common Stock. The Company believes that its compensation policies reward management when the Company and its shareholders have benefitted from short-term operating results and long-term increases in the price of the Company's Common Stock.

     Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors, timely product enhancements and new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

Compensation Vehicles. The Company has had a long and successful history of using a simple total compensation program that consists of cash- and equity-based compensation. Having a compensation program that allows the Company to successfully attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The compensation vehicles include cash-based and equity-based compensation.

Base Salary. Each year, the Compensation Committee reviews and approves the base salaries paid by the Company to the executive officers. All of the executive officers executed employment agreements with the Company that are effective as of April 1, 1995. These employment agreements were entered into prior to the Company's initial public offering completed in July 1995 and provide for an initial base salary for each executive officer. Except for Doyle
C. Weeks, who was employed by the Company in 1995, the initial base salary was determined by the Compensation Committee based on the executive's salary for the previous year increased by a cost of living adjustment. At its meeting on April 28, 1997, the Compensation Committee determined that a larger percentage of annual compensation payable to the executive officers of the Company should be tied to increases in the market price of the Company's Common Stock. Accordingly, the base salaries of all executive officers of the Company for Fiscal 1998 were increased by approximately the cost of living increase percentage as of January 1, 1997, except for R. Byron Driver and Doyle C. Weeks, each of whom received an increase in base salary of $10,000. The Compensation Committee believes that base salaries earned by the Company's executive officers have historically been reasonable in relation to the Company's performance.

Annual Bonus. The employment agreements with the Company's executive officers contemplate consideration of discretionary annual bonuses. The annual bonus is designed to reward the achievement of short-term operating goals and long-term increases in shareholder value. On July 17, 1996, the Compensation Committee adopted a bonus program for senior executive officers of the Company for Fiscal 1997 designed to award bonuses to the senior executives based upon the achievement of certain financial goals in Fiscal 1997. In particular, the bonus program awards bonuses ranging from 10% to 20% of base salary, payable 50% upon achievement of a total sales goal and 50% upon achievement of an earnings per share goal. On April 28, 1997, the Compensation Committee authorized the payment of bonuses to its executive officers and staff employees based upon their respective performance and contribution toward the attainment of the goals of the Company for the fiscal year ended March 31, 1997. During the 1997 fiscal year, the goals of the Company were to increase net sales and net income, introduce new products, introduce enhancements to existing products, expand the Company's customer base, open a manufacturing, marketing and distribution facility in Europe, and increase international sales. Substantially all of its goals for Fiscal 1997 were achieved. The Compensation Committee evaluated the performance of each executive officer and concluded that the successful performance of the Company during Fiscal 1997 was due largely to the efforts of all of the executive officers. The amount of the bonuses for the executive officers was based on the achievement of the financial goals by the Company in Fiscal 1997 as set out in the bonus program and bonuses for other employees were based upon a subjective assessment of the performance of the Company during Fiscal 1997 and the individual performance of such employees as compared with the Company's and the employee's goals for the year.

     The opportunity for an annual cash bonus in the future will reflect the degree to which an executive contributes to the realization of established short term objectives of the Company and increasing long-term shareholder value and is intended to be a substantial incentive for the executive officers to achieve those objectives. Annual incentives and the combined annual cash compensation are intended to be competitive with comparable market practices. The Compensation Committee has established target financial objectives of the Company and the annual incentive bonuses to be made to the executive officers, relating to the attainment of the objectives. The Compensation Committee has determined that a larger percentage of executive compensation in Fiscal 1998 will be in the form of incentive compensation based on increases in the market price of the Company's Common Stock. For Fiscal 1998, executive bonus and incentive compensation will consist of two elements. The first element will consist of a twenty percent (20%) cash bonus to executive officers of the Company provided certain sales and net income goals are achieved. Fifty percent (50%) of the bonus will be earned if the sales goal is achieved and fifty percent (50%) of the bonus will be earned if the net income goal is achieved. The second element of the annual cash bonus will be based on increases in the market price of the Common Stock. A cash bonus equal to two percent (2%) of base salary will be paid to each executive officer of the Company for each five percent (5%) increase in the market price of the Common Stock at March 31, 1998, as compared to the market price of the Common Stock at April 30, 1997. Similarly, a reduction in the market price of the Common Stock will reduce the bonus under the first element by an amount equal to two percent (2%) of base salary for each five percent (5%) decrease in the market price of the Common Stock. The Compensation Committee is solely responsible for determining any bonus for Mr. Thornton.

Stock Options. The purpose of the Company's 1995 Employee Stock Option Plan (the "Plan") is to provide additional incentives to employees to work to maximize shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The Plan utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby act as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective. The Company grants stock options annually to a broad-based group of the total employee population. In Fiscal 1997, the Company granted options to purchase 95,000 shares of Common Stock to certain key employees, of which options to purchase shares were granted April 29, 1996, to the following executive officers: 15,000 to Stephen F. Thornton, 12,500 to Remigius G. Shatas, 12,500 to Robert R. Asprey, and 10,000 to Doyle C. Weeks.

     In determining the size of an option award for an executive officer, the Compensation Committee's primary considerations are the "grant value" of the award and the performance of the officer measured against the same performance criteria described above under "Introduction" which is used to determine salary. In addition to considering the grant value and the officer's performance, the Committee also considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that officer. The Company does not assign specific weights to these items. Options to purchase shares of the Company's Common Stock are generally at the fair market value of such shares as reported by the NASDAQ National Market System on the date of grant. Under the terms of the Plan, the Compensation Committee has sole authority, within the terms of the Plan, to select the employees who will be granted options under the Plan and to determine the timing, pricing and amount of options awarded. The Compensation Committee has adopted guidelines with respect to the granting of options under the Plan to employees upon their promotion to important managerial or supervisory classifications. These guidelines, which were developed over a number of years, are designed to reward employees upon promotion to important positions and to provide such employees with the opportunity to share in increases in the long-term shareholder value of the Company in amounts that are consistent with their managerial responsibilities. The Compensation Committee believes that stock options granted under the Plan reward executive officers only to the extent that shareholders have benefitted from increases in the value of the Company's stock.

CEO Compensation. Stephen F. Thornton has been President and Chief Executive Officer ("CEO") of the Company since 1984 and Chairman of the board since 1987. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Thornton's Fiscal 1997 compensation. In setting Mr. Thornton's compensation, the Compensation Committee made an overall assessment of Mr. Thornton's leadership in achieving the Company's long-term strategic and business goals. Mr. Thornton's base salary reflects a consideration of both the Company's performance and Mr. Thornton's individual performance. The Company does not assign specific weights to these categories.

     In July 1996, the Compensation Committee increased Mr. Thornton's base salary from $154,500 to $160,000 and approved a bonus to Mr. Thornton of $11,399 for Fiscal 1996, which was approximately 7.3% of base salary, the same percentage awarded to all employees, except Doyle C. Weeks. For the reasons set forth above, the Compensation Committee increased Mr. Thornton's base salary for Fiscal 1998 by approximately the cost of living increase as of January 1, 1997. On April 28, 1997, the Compensation Committee approved a bonus for Mr. Thornton for Fiscal 1997 of $32,000 in accordance with the Company's bonus program for senior executive officers adopted in July 1996 by the Compensation Committee.

     Members of the Compensation Committee

     David S. Butler
     Oscar L. Pierce
     Douglas E. Pritchett

COMPARATIVE PERFORMANCE GRAPH

     The following line graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from July 28, 1995, the completion of the Company's initial public offering, to March 31, 1997, against the cumulative total return of the NASDAQ Stock Market -- U.S. and the cumulative total return of a published group index for the NASDAQ Computer Manufacturer group (Peer Group), provided by the NASDAQ Stock Market. The graph assumes the investment on July 28, 1995, of $100 in Cybex Computer Products Corporation Common Stock, the NASDAQ Stock Market -- U.S. and the Peer Group. The cumulative total return assumes reinvestment of dividends.

                COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
AMONG CYBEX COMPUTER PRODUCTS CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE NASDAQ COMPUTER MANUFACTURER INDEX

                                          CYBEX
                                        COMPUTER                               NASDAQ
        MEASUREMENT PERIOD              PRODUCTS         NASDAQ STOCK         COMPUTER
      (FISCAL YEAR COVERED)            CORPORATION       MARKET (U.S.)      MANUFACTURER
7/28/95                                           100                100                100
3/96                                               82                119                127
3/97                                               86                132                139

* $100 invested on 7/28/95 in stock or on 6/30/95 in index -- including reinvestment of dividends. Fiscal year ending March 31.

                               SHAREHOLDERS LIST

     A complete list of the Shareholders entitled to vote at the annual meeting of Shareholders to be held on July 29, 1997, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a Shareholder, and at all times during the annual meeting at the place of the meeting.

     CYBEX COMPUTER PRODUCTS CORPORATION WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR ITS FISCAL YEAR ENDED MARCH 31, 1997, TO

ANY BENEFICIAL OWNER OF CYBEX COMPUTER PRODUCTS CORPORATION COMMON STOCK AS OF JUNE 16, 1997, WHO REQUESTS IN WRITING A COPY OF SUCH FROM ITS CHIEF FINANCIAL OFFICER, DOYLE C. WEEKS, C/O CYBEX COMPUTER PRODUCTS CORPORATION, 4912 RESEARCH DRIVE, HUNTSVILLE, ALABAMA 35805.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     SHAREHOLDER PROPOSALS TO BE PRESENTED FOR CONSIDERATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY MUST BE RECEIVED BY THE COMPANY NO LATER THAN JANUARY 31, 1998.

                           INCORPORATION BY REFERENCE

     The Consolidated Financial Statements of the Company and Management's Discussion and Analysis of Financial Conditions and Results of Operations, set forth in the Company's Annual Report to Shareholders accompanying this Proxy Statement, are hereby incorporated herein.

                                      CYBEX COMPUTER PRODUCTS CORPORATION

                                      /s/ REMIGIUS G. SHATAS
                                      Remigius G. Shatas,

                                      Secretary

                                                                       APPENDIX


                      CYBEX COMPUTER PRODUCTS CORPORATION
                              HUNTSVILLE, ALABAMA

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                  BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                  SHAREHOLDERS ON THE 29TH DAY OF JULY, 1997.

   The undersigned hereby appoints Stephen F. Thornton and Remigius G. Shatas, and each of them, each with the power to appoint his substitute, attorneys with the powers the undersigned would possess if personally present to vote all of the Common Stock of Cybex Computer Products Corporation held of record by the undersigned on June 16, 1997, at the annual meeting of the Shareholders to be held on the 29th day of July, 1997, at the Holiday Inn, Research Park, 5903 University Dr., N.W., Huntsville, Alabama 35806, at 10:30 A.M. (local time), and at any adjournments thereof, upon the matters set forth below and described in the notice and proxy statement for said meeting, copies of which have been received by the undersigned; and, in their discretion, upon all other matters which may come before the meeting. Without otherwise limiting the general authorization hereby given, said attorneys are instructed to vote as follows on the matters set forth below:
(1) ELECTION OF DIRECTORS

FOR all nominees listed below [ ]         WITHHOLD AUTHORITY [ ]
(except as marked to the contrary below)  to vote for all nominees listed below

   INSTRUCTION -- TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

   Stephen F. Thornton, Remigius G. Shatas, David S. Butler, Oscar L. Pierce, Douglas E. Pritchett
(2) Proposal to amend the Company's 1995 Employee Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 281,250 to 581,250.

FOR: [ ]  AGAINST: [ ]  ABSTAIN: [ ]

(3) Proposal to ratify the engagement of the accounting firm of Coopers & Lybrand L.L.P. as independent public accountants for the current fiscal year.

FOR: [ ]  AGAINST: [ ]  ABSTAIN: [ ]

(4) In their discretion, upon such other matters as may properly come before the meeting.

   The shares represented by this proxy will be voted in accordance with the specifications made by the undersigned herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL OF THE PROPOSALS.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE, EVEN THOUGH YOU PLAN TO ATTEND THIS MEETING.

   To help our preparations for the meeting, please check here if you plan to attend. [ ]

                                              SIGN HERE EXACTLY AS NAME(S)
                                              APPEAR(S) ABOVE:

                                              ----------------------------------

                                              Date:
                                                   -----------------------------

                                              ----------------------------------

                                              Date:
                                                   -----------------------------

   WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

   IF YOUR ADDRESS HAS CHANGED, PLEASE NOTE NEW ADDRESS: